Exhibit 15.2
JAMES STAFFORD

James Stafford
Chartered Accountants*
Suite 350 - 1111 Melville Street
Vancouver, British Columbia
Canada V6E 3V6
Telephone +1 604 669 0711
Facsimile +1 604 669 0754
*Incorporated professional

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Alberta Star Development Corp.

We consent to the incorporation of our report dated 27 January 2007, with respect to the balance sheets of Alberta Star Development Corp. as at 30 November 2006 and 2005, and the related statements of operations and deficit, cash flows and changes in shareholders' equity for the period from 6 September 1996 (Date of Inception) to 30 November 2006 and for each of the years in the three-year period ended 30 November 2006 in the Annual Report on Form 20-F of Alberta Star Development Corp. dated 9 March 2007. Our report dated 27 January 2007, included additional comments for U.S. readers that states that conditions and events exist that cast substantial doubt on the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ James Stafford
Vancouver, British Columbia, Canada	Chartered Accountants

9 March 2007